February 4, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Last month, the Federal Home Loan Bank of New York announced our most recent round of Affordable Housing Program grants.  In total, the Bank awarded $35.5 million in subsidies to help fund 48 affordable housing initiatives throughout New Jersey, New York, Puerto Rico, the U.S. Virgin Islands and beyond.  These grants will help create or rehabilitate more than 3,000 affordable homes, including nearly 2,300 units dedicated to very low-income housing.

The Affordable Housing Program was created in 1989, and over the past 25 years, the Federal Home Loan Banks have distributed more than $4.8 billion in grants.  Your Home Loan Bank has provided nearly $475 million in grants to 1,386 projects, helping to build or preserve more than 60,000 homes.

Of course, we do not do it alone.  We partnered with 17 members to make the grants we announced last month, just as we have partnered with one of our members on each of the 1,386 grants we have made over the past 25 years.  After all, who better than our members – the local lenders – to know the needs of the community?  This is why the Affordable Housing Program has become one of the most successful housing programs in the nation: its strength is drawn from the relationship our members have with their communities and with local housing organizations.  The grant dollars go where they are most needed and best used, because our members and these housing organizations know the needs of the communities they serve.

The Affordable Housing Program is funded each year with 10 percent of our income.  As a result, the Affordable Housing Program works because the Home Loan Bank continues to work.  Your Home Loan Bank continues to perform well, and later this month we will announce of fourth quarter and full-year 2013 results, as well as our fourth quarter 2013 dividend.   Our focus on our Advances Bank model has served us well, and we remain a leader among the 12 Home Loan Banks.  We finished 2013 with $88.7 billion in advances to our members, an increase of $16.5 billion, or nearly 23 percent, from year-end 2012.  As the broader economy continues to slowly recover, our members are putting more advances to work to help drive local economic growth.

Kevin Cummings Elected to FHLBNY Board

I am pleased to report that your Home Loan Bank has a new Director.  At the January 2014 Board meeting, Kevin Cummings was elected by the Board to serve as a Member Director representing our New Jersey membership.  Mr. Cummings, the president and chief executive officer of Investors Bank, will complete the unexpired term of Ronald E. Hermance, Jr., chairman and CEO of Hudson City Savings Bank, who resigned from the Board earlier in January.  As our chairman, Mike Horn, stated at the time when we announced the results of the election: “Kevin is a true community banker, and his experience, local knowledge and expertise will make valuable contributions to our Board.”

In Washington

The Affordable Housing Program, which was created by Congress, is an example of a government initiative that works.  Unfortunately, too often over the past five years, partisan politics and bickering across the aisle has resulted in very few initiatives coming out of Washington.  We have not seen any significant legislation regarding housing finance reform since the financial crisis, and two of the leading actors – Fannie Mae and Freddie Mac – continue to dominate the mortgage market.  As we move through 2014, things are in motion in Washington.  Members of Congress are working on several bills aimed at housing finance reform.  But none appears to be on a fast track for enactment.

The FHFA will certainly be focused on Fannie and Freddie, but we will work with its new director, Mel Watt, to ensure that, regardless of what housing finance reforms come from Washington, the Home Loan Banks are positioned to continue to support responsible lending nationwide.  Director Watt was sworn in on January 6, 2014, and his appointment has already signaled shifts in housing policy.  Before taking office, Director Watt announced that the FHFA would indefinitely put on hold planned increases in the fees that Fannie and Freddie charge for insuring mortgage securities.  And more recently, the Administration noted that it does not want to expand the HARP program.  In January, Michael Stegman, a senior Treasury official, stated that “advancing the [cutoff] date would do more harm than good by prolonging market and investors’ uncertainties.”  These actions are a good sign that the FHFA is taking a measured approach to the key housing policies.

We all know that private capital is necessary in order to have a healthy and well-functioning marketplace.  The local lender is the backbone of our nation’s housing market, and, as we move through 2014, the Home Loan Bank is proud to be your partner.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.